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                                                                  EXHIBIT 10.38


[BANK OF AMERICA LOGO]


CONFIDENTIAL

08/22/96


Educational Medical, Inc.
1327 Northmeadow Parkway, #132
Roswell, GA  30076

Attention:  Mr. Gary Kerber & Mr. Vince Pisano

Gentlemen:

    On behalf of Bank of America, FSB ("Bank" or "Bank of America"), I am pleased to commit the following terms and conditions of credit. These terms and conditions are not all-inclusive but generally describe the commitment offered to you.

1.  Borrower

    The proposed borrowers are Educational Medical, Inc. and all of its subsidiaries (hereafter collectively referred to as "EMI").

2.  Credit Facilities

    a) Revolving Line of Credit for $5 million, with availability not to exceed 80% of eligible accounts receivable (to be defined in the "Loan Documents" defined below), to be used for general operating needs and working capital. The Revolving Line of Credit would expire three years from the date of inception of the facility and would have two one year extension options beginning in year two at the sole discretion of the bank.

    In addition to cash advances, up to $1 million in outstanding Letters of Credit may also be provided under the Revolving Line of Credit, for the issuance and maintenance of, or for having caused to be issued and maintained, standby letters of credit, for approved purposes to be specified in the Loan Documents. The tenor of the L/Cs shall not extend beyond the term of the Revolving Line of Credit, nor extend beyond one year.

    b) Acquisition Line of Credit for up $12.5 million, to be used for acquisitions of additional schools. The Acquisition Line would be limited to a maximum of $5.0 million during the first year of the facility, increasing to $7.5 million in the second year, and to $12.5 million in the third year, provided however that each such increase would be subject to the absence of any event of default under the Loan Documents and to the satisfaction of other conditions to be specified in the Loan Documents. The Acquisition Line of Credit would expire three years from the date of inception of the facility and would have two one year extension options beginning in year two at the sole discretion of the bank.


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Educational Medical, Inc.
08/22/96, Page 3


   Facilities. The Facility Fees for the second and third year would be due on the first and second anniversary dates of the closing respectively, and will be charged only on the incremental increase of the total credit commitment.

- A L/C fee at the rate of 1.5% per annum, calculated on the basis of 360 days for actual days elapsed, would be payable monthly on the average undrawn amounts of all letters of credit, in addition to the amount of any costs or expenses incurred by Bank in connection with any letter of credit opened.

- Commitment fees on the unused amount of the Credit Facilities, payable monthly, as follows:

                            Revolving Line of Credit


   Sr. Funded Debt/Adjusted Cash Flow            Commitment Fee
   ----------------------------------            --------------
   1.5 to 2.0                                       .375%
   1.0 to 1.5                                       .250%
   less than 1.0                                    .250%


                           Acquisition Line of Credit


   Sr. Funded Debt/Adjusted Cash Flow            Commitment Fee
   ----------------------------------            --------------
   1.5 to 2.0                                       .500%
   1.0 to 1.5                                       .375%
   less than 1.0                                    .250%


The commitment fee for the Acquisition Line would be waived for year one, if no usage occurs. However, if usage occurs under the Acquisition Line during the first year, the commitment fee will be due for the entire one year period based on the average unused amount.

    See Adjusted Cash Flow and Funded Debt definitions in paragraph 8.

6.  Loan Documents

The commitment of the Bank to provide the Credit Facilities is subject to the negotiation, execution and delivery of all loan, security and other agreements, notes, guarantees, financing statements and other documentation giving effect to the terms and conditions hereof as the Bank shall determine to be necessary or appropriate, together with customary certificates and legal opinions (collectively, the "Loan Documents"), in form and substance satisfactory to the Bank. The Loan Documents shall contain conditions precedent, representations and warranties, covenants, capital adequacy provisions, indemnification provisions, events of default, provisions for reimbursement of expenses and other terms and conditions consistent with the terms hereof, portions of which are described more particularly below, all as shall be satisfactory to the Bank, as well as other terms and conditions as the Bank shall determine to be appropriate for this transaction (which may be in addition to or different from those stated herein). All pre-closing conditions stated in the Loan Documents must be met prior to funding.

7.  Covenants

The following is a partial list of covenants and conditions which would be included in the Loan Documents. Unless otherwise specified in writing by us, all financial covenants are to be calculated according to generally accepted accounting principles consistently applied. Each financial covenant will be further defined in the Loan Documents.

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Educational Medical, Inc.
08/22/96, Page 4


- EMI would be required to maintain the following financial ratios, tested quarterly and pro forma in connection with acquisitions:

    -  Total Funded Debt/Adjusted Cash Flow of 3.0 times.

       Adjusted Cash Flow would be defined more particularly in the Loan Documents but generally would mean trailing 12-month net income plus non-cash charges minus capital expenditures (excluding capital expenditures for acquisitions). Includes the cash flow of schools acquired, adjusted for non-recurring charges.

       Funded Debt would be defined more particularly in the Loan Documents but generally would mean indebtedness for money borrowed and for guarantees, and represented by notes payable, bonds, debentures, capitalized lease obligations, guarantees, letters of credit, etc.

    - Maximum Senior Funded Debt (excludes subordinated debt with subordination provisions satisfactory to Bank)/Adjusted Cash Flow of 2.0 times.

    - Fixed Charge Coverage Ratio of 1.75 times: Fixed Charge Coverage Ratio would be defined more particularly in the Loan Document but generally would mean EBITDA minus capital expenditures divided by [the sum of Interest Expense plus Rents plus CMLTD].

    - Minimum Net Work of $30 million as of FYE 3/97, $33 million as of FYE 3/98, $35 million as of FYE 3/99. The Minimum Net Worth requirement would be adjusted by the amount that net equity obtained at closing is less than or more than $25.5 million.

    - Maximum ratio of Total Liabilities: Tangible Net Worth of 2.75 times, with Tangible Net Worth defined as Book Net Worth minus goodwill and intangible assets plus seller debt. Seller debt to be unsecured and subordinate to the Bank and contain blockage and standstill provisions acceptable to the Bank.

    - Restrictions on capital expenditures for purchasing fixed or capital assets.

   - Compliance with Title IV funding terms and conditions required to maintain eligibility for schools representing in aggregate not less than 80% of the total operating contribution of all of the schools owned by EMI.

   - Limitations on dividends, advances to affiliates, distributions of capital, etc.

- All of the proceeds (net of no more than $5 million of exiting debt to be repaid with the Initial Public Offering proceeds) being obtained from the initial public offering described in Section 8 to be used prior to draws being available under the Acquisition Line of Credit.

- Bank of America's prior consent required for any acquisition (a) with a consideration, plus any assumption of liabilities, in excess of $10 million that does not require use of the Acquisition Line of Credit; (b) of schools that were unprofitable during the prior 12 months, (c) that would be made when the availability under the Revolving Line of Credit is less than $3 million (or would be on a pro forma basis) or when an event of default was in existence under the Loan Documents or would result from such acquisition or (d) with a consideration, plus any assumption of liabilities, in excess of $5 million that requires use of the Acquisition Line of Credit.

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Educational Medical, Inc.
08/22/96, Page 5



   -   No new indebtedness without Bank's prior consent, except for:

         1.  trade credit and other operating accruals
         2. limited amounts of additional indebtedness for buying fixed or capital assets
         3. limited additional indebtedness for acquisitions: provided however, that any such indebt3dness must be on terms satisfactory to the Bank.

   - No liens or security interests other than in favor of Bank on any property except for limited amounts for purchase money security interests in fixed or capital assets subsequently acquired or purchase money seller notes on terms satisfactory to the Bank.

   -   Restrictions and provisions relating to:

       -  leases
       -  dividends
       -  increase in compensation
       -  change in ownership
       -  voluntary suspension of business
       -  payment of taxes
       -  hazardous wastes
       -  certain representations and warranties required by Bank
       -  insurance
       -  maintenance of business and corporate good standing

   -   Standard Events of default that will include, among other things:

       -  failure to pay principal, interest, or other sum due
       -  loans plus L/Cs being in excess of availability calculations
       -  material adverse change
       -  material misrepresentation
       - violation of financial covenants or other provisions of the Loan Documents
       -  adverse governmental action
       -  default of other obligations
       -  false financial information
       -  voluntary or involuntary bankruptcy

   -   Reporting requirements that will include, among other things:

       - annual CPA-audited financial statements within 120 days after the end of each fiscal year.
       - 10-K and 10-Q reports due within 5 days of filing, 8-K reports due within 1 day of filing.
       - quarterly financial statements within 45 days, to include separate income statements for each of the schools.
       - monthly financial statements within 30 days after the end of such period.
       - a borrowing base certificate to be provided within 45 days after the end of each quarter, and pro forma in connection with any acquisition that the Acquisition Line of Credit will be drawn for.
       - quarterly report of compliance and eligibility under Title IV Program regulations.


8.  Conditions and Additional Terms




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Educational Medical, Inc.
08/22/96, Page 6

    Closing of the Credit Facilities will be subject to various conditions precedent satisfactory to the Bank, including, without limitation, the following:

 * new equity obtained from a public stock offering to be not less than $22 million, with not more than $5 million of the proceeds used to pay off existing debt.
 * no material adverse change in the operations, financial conditions or business prospects of EMI, or change in business composition or management
 *  completion of the Loan Documents
 * satisfaction by the Bank that it has obtained a perfected first priority security interest in all assets of EMI, subject to no liens except as approved by the Bank
 * satisfactory review by the Bank of all litigation, proceedings and injunctions pending or threatened against EMI
 * satisfactory review by the Bank of EMI's compliance with all applicable laws, including Title IV
 *  satisfactory review by the Bank of all affiliate transactions
 *  satisfactory review by the Bank of all material contracts
 * receipt of all required shareholder and board of directors authorizations and third party consents
 *  satisfactory completion of the Bank's credit and legal due diligence

9.  Costs

    You agree to reimburse us for the expenses incurred in connection with this credit commitment, including those incurred after the credit closes.
    These expenses may include, without limitation, our legal costs and costs of preparing Loan Documents (including the allocated costs of in-house counsel), any filing, search, escrow, and recording fees and other costs (collectively "closing costs"), and are payable even though the terms and conditions of this commitment change or the extension of credit is not consummated.

    In order for us to proceed with preparing documentation to this commitment, Bank must receive a deposit of $35,000, to be used for the closing costs. Any excess is refundable to you or may be credited to other costs. In addition, you agree to reimburse Bank for any additional costs or expenses that exceed the amount of your deposit, including any such expenses incurred after the credit closes. The Bank to provide an estimate of legal costs.

10. Disputes. Any disputes between you and us arising prior to closing concerning the commitment summarized in this letter or the interpretation of this letter, will be received by binding arbitration, according to the Commercial Rules of the American Arbitration Association. The loan documents will contain provisions for reference and arbitration of any disputes that may arise after the closing of this credit.

    This letter is issued solely for the benefit of EMI and the Bank and except as expressly provided below, no provision hereof shall be deemed to confer rights on any other person or entity. This letter may not be assigned by EMI to any other person or entity, but all of the obligations of EMI hereunder shall be binding upon the successors and assigns of EMI. The Bank shall the right to assign or sell participations in, its rights under this letter and the Loan Documents and any such assignee or participant shall, to the extent of its interest, have all the rights and enjoy all the benefits of Lender hereunder. This letter, together with the Loan Documents, shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the principles of conflicts of laws. This letter may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one

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Educational Medical, Inc.
08/22/96, Page 7

agreement. This letter may be amended or modified only in a writing signed by Bank and EMI. This letter supersedes all understandings and agreement among the parties in respect of the transactions contemplated hereby, including, without limitation, those set forth in any proposal letter previously issued by the Bank with regard to the transaction contemplated hereby.

    EMI shall indemnify and hold harmless the Bank and its officers, directors, employees, agents, advisors, attorneys and affiliates (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of or by reason of any investigation, litigation or proceeding arising out of, related to or in connection with this letter and transactions contemplated hereby, except to the extent arising out of the gross negligence or willful misconduct of any Indemnified Party. The provisions of this paragraph shall survive any termination of this letter and the transactions contemplated thereby.

        If you wish to accept this commitment, please sign and return a copy of this letter, accompanied by your check for $15,000, no later than August 23, 1996. If you do not respond by that time, or if yo do respond but the credit does not close by October 31, 1996 for any reason, this commitment will expire.

     Further, if between the time you accept this commitment and the date of closing, a condition precedent to our extension of credit is not met, or there is a material adverse change in you financial condition, or your business composition or management changes, then we have the right to rescind this commitment.

Thank you for the opportunity to offer this commitment.

Very Truly Yours
Bank of America, FSB


/s/ Calvin E. Blount, Jr.
------------------------------
Calvin E. Blount, Jr.
Vice President


Accepted:
Educational Medical Inc. individually and on behalf of all its subsidiaries


---------------

by: /s/  Vince Pisano
    ------------------
    08/23/96